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SCHEDULE 14A

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Tampa Bay Times article published November 13, 2019:

What’s it like to sell a company for $5.4 billion? 10 questions with Tech Data’s Rich Hume

A private equity firm has agreed to buy Tech Data.

By Graham Brink

Published November 13, 2019

Rich Hume took over as CEO of Tech Data last year. He wasn’t expecting to oversee the sale of the publicly traded IT distribution company less than 18 months later. But, he said Wednesday, when you get a good offer, you have to weigh it out.

In this case, $5.4 billion made a lot of sense for Tech Data’s shareholders, vendors, customers and colleagues, he said a few hours after announcing the deal with Apollo Growth Management, a massive New York private equity firm.

Hume, 60, who will stay on as CEO, said Apollo approached him earlier this year and talks heated up in the last month. His team has a lot of work to do before the sale is finalized next year, but he didn’t expect too many changes to the company’s culture or its substantial footprint in Pinellas County.

Here are excerpts from his interview with the Tampa Bay Times, edited for length and clarity:

What do you think Apollo’s leadership team saw in Tech Data that led them to want to spend $5.4 billion?

I say this humbly, but I believe that Apollo recognized that we are the premier and leading IT distribution firm within the industry. They see a team at Tech Data that is second to none. So it’s our colleagues, our capabilities and our track record of success that I believe they found attractive.

Did you have any reservations about the sale? Did you ever wake up in the middle of the night and say, “We can’t do this!”?

I have no reservations. I do wake up in the middle of the night to make sure that any opportunity makes sense for all of our shareholders, our colleagues, our vendors and our customers. I can confidently tell you that there is a positive impact for all of them for this proposed deal.

Why do you think that?

Apollo has over $320 billion in assets under management today. They are wide and they are broad. I think that the broadness of their portfolio, as well as their experience within tech, is quite appealing. They have the opportunity to make investments to allow us to prosper moving forward.

How are Tech Data’s employees reacting to the news?

Very well. I think that this is a moment for all Tech Data colleagues to reflect on the house that they built, and then feel really proud and good about that. It’s a great acknowledgment to see that our company is valued so highly.

Tech Data has about 2,000 employees at its headquarters in Pinellas County. Will that number remain the same?

I think that we’ve got a lot of work to do and there’s a lot of opportunity in front of us. So my expectation is the footprint will continue to be very stable.

Can you expand on that?

Because of the way the sales process works, Apollo has not shared top to bottom their investment thesis with me. What I can say is that they are a firm that relies upon existing management to run and manage the businesses in their portfolio.

This sale is much different than a competitive acquisition, where you bring two companies that do similar things together. In that case, they have to sort through management to determine what is the best alignment. In this instance, we have been acquired and will be a company within their portfolio. So it’s not like you’re pushing two companies together and you have some elimination. That’s not the case here. We will stand alone.

Tech Data has been a big player in terms of sponsorships and philanthropy. Do you expect that to change?

No. The beauty of the Apollo group is that they provide a level of autonomy and independence within each of the businesses that they own. Based on what we learned, we fully expect that we’ll be able to maintain our culture and our values. One of those core values is community service.

Will Tech Data still sponsor the St. Pete Pride Parade?

Yes, we fully intend to continue our growth around the areas of diversity and inclusion. It is part of our culture and will continue to be a significant part of our culture moving forward.

What happens next?

We need to abide by a big set of regulatory requirements. There is a shopping period, in which our bankers will go out and see if there’s any other interested buyers. Then there will be a shareholder vote based on the proposal from Apollo, and then we’ll potentially close the transaction and move forward from there.

Any final thoughts?

For Tech Data, it’s been a 45-year journey. There’s been an incredible company built here with a great culture and a great team. I think the market has acknowledged that fact through this offer. I absolutely know that the future moving forward is very bright and we look forward to the next chapter.

***

Tampa Bay Business Journal article published November 14, 2019:

Former Tech Data CEOs weigh in on $5.4B Apollo Global deal

By Lauren Coffey – Reporter, Tampa Bay Business Journal

Nov 14, 2019, 7:12am EST

Both Steve Raymund and Bob Dutkowsky say they discussed possibly selling Tech Data Corp. during their turns as CEO of the company, with Raymund founding the company and Dutkowsky running it from 2006-18.

“There is always dialogue, but obviously nothing came to fruition,” said Raymund, who took the company public in 1986.

But both men believe the latest offer of $5.4 billion from New York City-based Apollo Global is the right choice for the company this time around.

“The board had been thinking about this, literally, for several years,” Dutkowsky said. “I’m going to guess seven or eight years ago, we went out to talk to private equity firms, to talk about potentially acquiring, and it wasn’t a compelling answer.”

The $5.4 billion offer from Apollo (NYSE: APO) breaks down to $130 per share, a 24.5 percent premium to the unaffected 30-day volume weighted average closing share price of Tech Data’s common stock ended Oct. 15. That premium, Dutkowsky and current CEO Rich Hume said, made for a compelling deal.

While Raymund was not involved in the buyout discussions, Dutkowsky had a front row seat as the chair of the board of directors. He also has the unique perspective as a former chair of ADT’s board, which was acquired by Apollo Global in 2016.

Bob Dutkowsky, former Tech Data CEO at Palma Ceia Golf and Country Club in Tampa.

BRIAN JAMES GALLERY

He said while there was a long list of criteria, the two major factors were ensuring Apollo could back the $5.4 billion offer while also making sure it was a fair price to make it a valuable return for the stakeholders.

“We have to weigh what are the risks of where the stock price was and is it in the best interest of shareholders to transact that price or try and get a higher price,” he explained. “And that’s where the board decided it was in the best interest of the shareholder.”

Talks began in October and were publicly announced one month later. The quick timeline was due to Tech Data’s (NASDAQ: TECD) prime position: It was not for sale and was doing well financially.

“We were very clear with Apollo this would be concluded by middle of November,” Dutkowsky said. “They study us, we study them. When they came to us, we said, ‘We will enter the conversation but it will end in the middle of November.’ We have a company to run and customers to serve and it gets very intense in Tech Data toward the end of the year. This will be a very crisp, very focused effort and if you don’t want to do that, let’s not talk.”

The deal is expected to close mid-2020. According to a U.S. Securities and Exchange Commission filing, either party can cancel the deal if it extends beyond Aug. 12, 2020.

The Clearwater-based company will remain at its headquarters, along with keeping Hume at the helm.

“I think it will remain a Tampa Bay company,” Raymund said. “And does it really matter if it’s owned by a private equity firm in New York versus 25 institutions around the world?”

Steve Raymund

Hume, Dutkowsky and Raymund all believe Tech Data’s culture was a major factor in Apollo’s decision, which Hume said he plans to keep in place. Raymund called the deal “very exciting” and is a testament to the company he spent 25 years building before stepping down as CEO in 2006.

“The deal really is a tribute to the success that Tech Data has created and enjoyed over the years,” he said. “It’s just recognition of the value, creation and management the board and entire team have been working toward.”

While Dutkowsky — who owns over 199,000 shares of Tech Data — said it is too early to tell the financial impact the potential acquisition will have on the local ecosystem, he did say he believes the money will be put to good use.

“It’s way too early to tell but the company is still one of the biggest in the state, based here in Tampa Bay,” he said. “The fact that it’s private or public or one shareholder or multiple, that doesn’t change anything. And the people of Tech Data are gracious and philanthropic and those are the same people who are still there.”

FORWARD-LOOKING STATEMENTS

This communication includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Such forward-looking statements are inherently uncertain, and shareholders and other potential investors must recognize that actual results may differ materially from Tech Data’s expectations as a result of a variety of factors. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which Tech Data is unable to predict or control, that may cause Tech Data’s actual results, performance, or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. Risks and uncertainties related to the proposed merger include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the failure of the parties to satisfy conditions to completion of the proposed merger, including the failure of Tech Data’s shareholders to approve the proposed merger or the failure of the parties to obtain required regulatory approvals; the risk that regulatory or other approvals are delayed or are subject to terms and conditions that are not anticipated; and the risks, uncertainties, and other factors detailed from time to time in Tech Data’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed or furnished with the Securities and Exchange Commission (the “SEC”).

Many of these factors are beyond Tech Data’s control. Tech Data cautions investors that any forward-looking statements made by Tech Data are not guarantees of future performance. Tech Data disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

Tech Data will file with the SEC and mail to its shareholders a proxy statement in connection with the proposed merger. Tech Data urges its shareholders to read the proxy statement when it becomes available because it will contain important information regarding the proposed merger. You may obtain a free copy of the proxy statement (when available) and other related documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. You also may obtain the proxy statement (when available) and other documents filed by Tech Data with the SEC relating to the proposed merger for free by accessing Tech Data’s website at www.techdata.com via the “SEC Filings” page, by clicking on the link for “About”, and then clicking on the link for “Investor Relations” and selecting “Financials”.

PARTICIPANTS IN THE SOLICITATION

Tech Data and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Tech Data’s shareholders in connection with the proposed merger. Information regarding the interests of these directors and executive officers in the proposed merger will be included in the proxy statement when it is filed with the SEC. You may find additional information about Tech Data’s directors and executive officers in Tech Data’s proxy statement for its 2019 Annual Meeting of Shareholders, which was filed with the SEC on April 25, 2019. You can obtain free copies of these documents from Tech Data using the contact information above.

NO OFFER OR SOLICITATION

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.